Exhibit  99  -  Press  release  issued  February  21,  2002
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FOR  IMMEDIATE  RELEASE

ANALYSTS  CONTACT:  THOMAS  CONNELLY
Director  of  Investor  Relations
Phone:  248-702-6240
E-mail:  thomas.connelly@semcoenergy.com

MEDIA  CONTACT:  FRANCIS  R.  LIEDER
Manager  of  Corporate  Communications
Phone:  810-987-2200  Ext.  4186
E-mail:  francis.lieder@semcoenergy.com


              SEMCO ENERGY, INC. ANNOUNCES CHANGE IN DIVIDEND RATE


     FARMINGTON HILLS, MI, February 21, 2002 - SEMCO ENERGY, Inc. today announced that the Board of Directors has changed the dividend rate on the Common Stock of the Company. Future dividends, when declared, will be at an annual rate of $.50 per share. Previously, the annual dividend rate was $.84 per share.
     Marcus Jackson, President and Chief Executive Officer of SEMCO ENERGY, Inc., said, "This action was taken to strengthen the financial position of the Company and to provide cash to fund growth in the gas distribution business. As we execute our redirected business strategy, future dividend increases would be based on improvements in the Company's financial performance." FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections of SEMCO Energy, Inc. and its subsidiaries ("the "Company"). Statements that are not historical facts, including statements about the Company's outlook, beliefs, plans, goals, and expectations, are forward-looking statements. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) the economic climate and growth in the geographical areas where the Company does business; (iii) the capital intensive nature of the Company's business; (iv) increased competition within the energy industry as well as from alternative forms of energy; (v) the timing and extent of changes in commodity prices for natural gas and propane; (vi) the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates; (vii) the Company's ability to bid on and win construction contracts; (viii) the impact of energy prices on the amount of projects and business available to the Company's engineering and construction services segment; (ix) the nature, availability and projected profitability of potential investments available to the Company; (x) the Company's ability to remain in compliance with its debt covenants and accomplish its financing objectives in a timely and cost-effective manner in light of changing conditions in the capital markets; (xi) the Company's ability to operate and integrate acquired businesses in accordance with its plans and (xii) the Company's ability to effectively execute its strategic plan.

     SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to more than 374,000 Customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.


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